Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2016

MOCON Reports Record EPS in the Third Quarter of 2016

MINNEAPOLIS, MN, November 3, 2016 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the three and nine-months ended September 30, 2016.

Highlights for the third quarter include:

●	Overall revenue grew seven percent year-over-year and three percent sequentially
●	Gross profit was 57 percent of revenue; a two percentage point improvement year-over-year and a one percentage point improvement sequentially
●	Net income was $2.0 million, or $0.34 per diluted share, compared to $1.2 million, or $0.20 per diluted share in the third quarter of 2015, a 70 percent increase
●	Adjusted EBITDA was $3.4 million, or 21 percent of revenue compared to 17 percent in the year-ago quarter
●	Cash generated from operations was $4.5 million in the third quarter

Commenting on the Company’s quarterly performance, MOCON’s president and chief executive officer, Robert L. Demorest said, “Overall, I am pleased with our strong third quarter results. Revenue was up both on a year-over-year and sequential basis. The cost reductions realized from our strategic organizational realignment efforts significantly improved our operating income to 16 percent of revenue compared to 11 percent in the year-ago-quarter. Going forward, we plan to modestly increase our SG&A spending as we continue to strengthen our team. Our search for a Senior Vice President of Sales and Marketing is nearing completion.

Demorest added, “During the third quarter of 2016, our balance sheet improved significantly resulting in cash generation levels that allowed us to not only pay off our revolving line of credit, but also to increase our overall cash balance by $1 million.”

2016 Revenue and Earnings Summary

Third quarter 2016 results compared to third quarter 2015:

●	Revenue increased seven percent
●	Revenue from foreign customers accounted for 68 percent of total revenue compared to 61 percent
●	Operating income was $2.6 million, or 16 percent of revenue compared to $1.6 million, or 11 percent of revenue
●	Net income was $2.0 million, or $0.34 per diluted share, compared to net income of $1.2 million, or $0.20 per diluted share
●	Adjusted EBITDA was $3.4 million compared to $2.6 million (See reconciliation to non-GAAP information below)

Nine months ended September 30, 2016 compared to the year ago nine month period:

●	Revenue increased two percent
●	Revenue from foreign customers accounted for 66 percent of total revenue for both of the nine month periods
●	Net income was $3.2 million, or $0.56 per diluted share, compared to net income of $2.7 million, or $0.46 per diluted share
●	Adjusted EBITDA was $7.6 million compared to $6.5 million (See reconciliation to non-GAAP information below)

Revenue by Segment ($ in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
			Year-over-Year Change				Year-over-Year Change
	2016	2015	$	%	2016	2015	$	%
Package Testing	$7,572	$6,454	$1,118	17%	$21,903	$19,684	$2,219	11%
Permeation	6,343	6,012	331	6%	17,110	18,080	(970)	-5%
Industrial Analyzers and Other	2,145	2,556	(411)	-16%	7,408	7,667	(259)	-3%
Total Revenue	$16,060	$15,022	$1,038	7%	$46,421	$45,431	$990	2%

Revenue from the Package Testing segment for the three and nine months ended September 30, 2016 increased 17 percent and 11 percent, respectively, compared to the year-ago periods due to strong demand for headspace, leak and related services across the globe. There are increasingly more two income households in Europe which is driving consumer trends toward convenience and sustainable food packaging. In the U.S., growth in modified atmosphere packaging technologies is being driven through overall market expansion as food production lines are upgraded.

Revenue from the Permeation segment for the three and nine months ended September 30, 2016 increased by six percent and declined by five percent compared to the year-ago periods, respectively. The third quarter year-over-year growth was driven by increased shipments to foreign destinations. The year-to-date decline is driven by sales to destinations in the U.S. Approximately $0.6 million of this decline is driven by the sales force disruption experienced in the first half of 2016 and $0.4 million is driven by the sale of our odor and aroma consulting business.

The Industrial Analyzers and Other segment declined by 16 percent and three percent year-over-year for the three and nine months ended September 30, 2016, respectively. Shipments of BevAlert systems vary from quarter-to-quarter which was the primary driver in the third quarter revenue decline. The growth experienced in the sensor and detector products during the first half of 2016 was offset by continued softness in the oil and gas exploration markets throughout the year.

Gross Profit, Operating Income and Operating Expense Commentary

For the three-months ended September 30, 2016 and 2015, gross profit was 57 percent and 55 percent of revenue, and operating income was 16 percent and 11 percent of revenue, respectively. For the nine months ended September 30, 2016, realignment expenses were $903,000, or two percent of revenue.

The gross profit rate for our Package Testing segment increased by four percentage points to 59 percent in the current quarter, compared to 55 percent in the year ago period, due to increased volumes and process improvement initiatives. The gross profit rate for our Permeation segment increased to 61 percent from 59 percent as compared to the prior year quarter due to increased volume in our products and service which offset a decline in margin related to our consulting revenue. Our Industrial Analyzers and Other segment gross profit rate for the current quarter decreased by five percentage points to 42 percent compared to 47 percent in the prior year quarter due to reduced volume.

Selling, general and administrative (SG&A) expenses were 33 percent and 37 percent of revenue in the third quarters of 2016 and 2015 respectively. Cost reductions from the Company’s recent realignment plans were partially offset by increased professional fees, and new hires to support growth. The Company’s management expects that SG&A expenses will modestly increase as several open positions are filled. Research and development expenses were seven percent and six percent of revenue in the third quarters of 2016 and 2015, respectively, which is in line with the Company’s commitment to continued innovation.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents increased to $7.8 million at September 30, 2016 compared to $6.3 million at December 31, 2015
●	Days sales outstanding were 51 in the third quarter of 2016 compared to 60 in the second quarter of 2016
●	Total debt was $0.1 million at September 30, 2016 compared to $3.0 million at December 31, 2015

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

MOCON, Inc. Company Contacts:

Elissa Lindsoe, CFO

763-493-6370 / www.mocon.com

Or

Steven Hooser, Investor Relations

Three Part Advisors, LLC

(214) 872-2710

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, gain on sale of business, realignment expenses, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the Company’s ability to realize the cost savings associated with the realignment plan implemented in 2015, fluctuations in foreign currency exchange rates, the terms of MOCON’s credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)
	Quarters Ended September 30,		Nine Months Ended September 30,
	2016	2015 *	2016	2015*
Revenue
Products	$12,702	$11,771	$36,330	$35,972
Services	2,864	2,496	8,378	7,338
Consulting	494	755	1,713	2,121
Total revenue	16,060	15,022	46,421	45,431
Cost of revenue
Products	5,416	5,237	15,471	16,020
Services	1,077	1,010	3,545	3,074
Consulting	369	457	1,332	1,515
Total cost of revenue	6,862	6,704	20,348	20,609
Gross profit	9,198	8,318	26,073	24,822

Selling, general and administrative expenses	5,331	5,618	17,339	17,596
Research and development expenses	1,134	886	3,635	3,081
Realignment expenses	153	190	903	318
Operating income	2,580	1,624	4,196	3,827
Other income (expense), net	(38)	(48)	236	90
Income before income taxes	2,542	1,576	4,432	3,917
Income tax expense	578	424	1,191	1,211
Net income	$1,964	$1,152	$3,241	$2,706
Net income per common share:
Basic	$0.34	$0.20	$0.56	$0.47
Diluted	$0.34	$0.20	$0.56	$0.46
Weighted average common shares outstanding:
Basic	5,823	5,753	5,769	5,748
Diluted	5,859	5,808	5,793	5,826

* Our Statement of Operations for the three and nine-months ended September 30, 2015 has been revised to correct a $470,000 overstatement of revenue and cost of revenue which impacted our Permeation Products and Services reporting segment. This immaterial revision had no impact to our reported gross profit, operating income or net income per common share.

CONDENSED BALANCE SHEET DATA: (unaudited)
	September 30, 2016	December 31, 2015
Assets:
Cash and marketable securities	$7,803	$6,344
Accounts receivable, net	9,074	8,786
Inventories	7,359	7,790
Other current assets	1,423	1,782
Total current assets	25,659	24,702
Property, plant and equipment, net	5,427	5,995
Goodwill, intangibles and other assets, net	16,297	16,722
Total assets	$47,383	$47,419
Liabilities and Shareholders’ Equity:
Notes payable, current	$58	$65
Other current liabilities	10,103	9,535
Total noncurrent liabilities	1,190	4,348
Shareholders’ equity	36,032	33,471
Total liabilities and shareholders’ equity	$47,383	$47,419

CONDENSED CASH FLOW DATA: (unaudited)	September 30, 2016	September 30, 2015

Net cash provided by operations	$5,978	$4,417
Net cash provided by (used in) investing activities	(28)	(1,144)
Net cash used in financing activities	(4,637)	(2,816)
Effect of exchange rate changes	146	(376)
Net increase in cash	1,459	81
Cash beginning of year	6,344	6,332
Cash end of year	$7,803	$6,413

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income	$1,964	$1,152	$3,241	$2,706
Interest expense, net	8	31	49	97
Income tax expense	578	424	1,191	1,211
Depreciation and amortization	530	614	1,917	1,834

EBITDA	3,080	2,221	6,398	5,848
Share-based compensation	185	167	561	488
Gain on sale of business	-	-	(352)	-
Realignment expenses	153	190	903	318
Foreign currency transaction loss (gain)	23	17	60	(186)

Adjusted EBITDA	$3,441	$2,595	$7,570	$6,468